Exhibit 8.1



                        SIDLEY AUSTIN BROWN & WOOD LLP

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                           NEW YORK, NEW YORK 10019
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                                                                  May 31, 2005

To the parties listed on Schedule A hereto

                    Re:  Aames Mortgage Investment Trust 2005-2
                         Mortgage Backed Notes, Series 2005-2
                         --------------------------------------

Ladies and Gentlemen:

         We have acted as special counsel for CWABS, Inc., a Delaware corporation (the "Company"), in connection with its purchase of a pool of conventional, adjustable rate, fully amortizing, mortgage loans (the "Mortgage Loans") and the issuance the Class 1A1, Class 1A2, Class 1A3, Class 2A1, Class M1, Class M2, Class M3, Class M4, Class M5, Class M6, Class M7, Class M8, Class M9, Class B1, Class B2, Class B3 and Class B4 Mortgage Backed Notes of above-referenced series (the "Notes") by Aames Mortgage Investment Trust 2005-2 (the "Trust"). The Notes, other than the Class B4 Notes are referred to as the "Underwritten Notes." The Notes are being issued pursuant to the Indenture, dated as of May 1, 2005 (the "Indenture"), between the Trust, Deutsche Bank National Trust Company, as indenture trustee (in such capacity, the "Indenture Trustee") and Wells Fargo Bank, N.A. ("Wells Fargo"), as trust administrator (in such capacity, the "Trust Administrator"). The Trust was created by the Trust Agreement, dated as of May 26, 2005, between the Company and Wilmington Trust Company, as owner trustee, as amended and restated as of May 31, 2005 (the "Trust Agreement"), among the Company, Wilmington Trust Company and the Trust Administrator. The Trust will also issue an ownership certificate pursuant to the Trust Agreement (the "Ownership Certificate"). Capitalized terms not otherwise defined in this opinion letter have the meanings given to them in the Indenture or the Transfer and Servicing Agreement, as applicable.

         The Mortgage Loans are being purchased by the Company pursuant to a Mortgage Loan Purchase Agreement, dated as of May 1, 2005 (the "Purchase Agreement"), between Aames Investment Corporation, as the seller, and the Company, as the purchaser. The assets of the




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Trust will consist primarily of the Mortgage Loans. The Mortgage Loans are being transferred by the Company to the Trust pursuant to the Transfer and Servicing Agreement, dated as of May 1, 2005 (the "Transfer and Servicing Agreement"), among the Trust, the Company, as depositor, Aames, Wells Fargo, as master servicer (in such capacity, the "Master Servicer") and as Trust Administrator, Aames Capital Corporation, as servicer (the "Servicer") and the Indenture Trustee. The Mortgage Loans are secured primarily by first deeds of trust or mortgages on one- to four-family residential properties.

         The Underwritten Notes are being sold by the Depositor to Countrywide Securities Corporation, Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Credit Suisse First Boston LLC, Friedman, Billings, Ramsey & Co., Inc., Greenwich Capital Markets, Inc., Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated (the "Underwriters") pursuant to an underwriting agreement, dated May 25, 2005 (the "Underwriting Agreement"), between the Depositor and the Underwriters. The Class B4 Notes and the Ownership Certificate are being transferred to the Seller as partial consideration for the transfer of the Mortgage Loans to the Depositor. This opinion is furnished pursuant to Section 6(e)(vi) of the Underwriting Agreement.

         We have examined such documents and records as we deemed appropriate as the basis for the opinions expressed below, including the following.

          (i) Signed copy of the Registration Statement on Form S-3 (File No. 333-118926) filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "1933 Act") on September 10, 2004 (such registration statement as declared effective by the Commission on October 18, 2004, the "Registration Statement").

          (ii) The Prospectus, dated October 25, 2004 (the "Basic
     Prospectus"), as supplemented by the Prospectus Supplement, dated May 25, 2005 (the "Prospectus Supplement"), in the form to be filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the Basic Prospectus, as supplemented by the Prospectus Supplement, the "Prospectus").

          (iii) Signed copy of each of the Purchase Agreement, the Trust Agreement, the Transfer and Servicing Agreement and the Indenture (together, the "Agreements").

          (iv) Specimens of the Notes (together with the Registration Statement, the Prospectus, and the Agreements, the "Documents").

         In rendering the opinions set forth below, we have assumed, without independent investigation, that all of the Documents furnished to us are complete and authentic and that all of the Documents have been duly authorized, executed and delivered. Our opinions are also based on the assumption that all parties to the Agreements will comply with the terms thereof, including all tax reporting requirements contained therein and that all representations made in the Agreements by any party thereto are true.

         Our opinions are also based on the assumption that the issuance of the Notes and Ownership Certificate and the other transactions set forth in or contemplated by the Documents




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are not part of another transaction or another series of transactions that would require the Trust, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Section 6011, 6111 or 6112 of the Internal Revenue Code of 1986, as amended (the "Code").

         Based upon the foregoing, we are of the opinion that for United States federal income tax purposes: (i) the Underwritten Notes will be classified as debt, (ii) the Trust will not be classified as a corporation or as a publicly traded partnership and (iii) although the Trust will be classified as a TMP, the Trust will not be subject to federal income tax as long as an entity that qualifies as a real estate investment trust (a "REIT") under the Code holds, directly or indirectly, through one or more wholly owned qualified REIT subsidiaries and/or disregarded entities, a 100% ownership interest in the Class B4 Notes and the Ownership Certificate.

         These opinions are based on the current provisions of the Code and the Treasury regulations issued or proposed thereunder, Revenue Rulings and other published releases of the Internal Revenue Service and current case law, any of which can change at any time. Any change could apply retroactively and modify the legal conclusions upon which our opinions are based. Our opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Transfer and Servicing Agreement, the Purchase Agreement, the Indenture and the Trust Agreement.

         In rendering the foregoing opinions, we express no opinion on the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.


                                          Very truly yours,

                                         /s/ Sidley Austin Brown & Wood LLP




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                                  Schedule A

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
Countrywide Securities Corporation                               Friedman, Billings, Ramsey & Co., Inc.
as Representative of the Underwriters                            1001 Nineteenth Street North
4500 Park Granada                                                Arlington, Virginia 22209
Calabasas, California  91302

Citigroup Global Markets Inc.                                    Greenwich Capital Markets, Inc.
390 Greenwich Street                                             600 Steamboat Road
6th Floor                                                        Greenwich, Connecticut 06830
New York, New York 10013

Bear, Stearns & Co. Inc.                                         Lehman Brothers Inc.
383 Madison Avenue, 10th Floor                                   745 Seventh Avenue, 7th Floor
New York, New York 10179                                         New York, New York 10019

Credit Suisse First Boston LLC                                   Morgan Stanley & Co. Incorporated
Eleven Madison Avenue, 5th Floor                                 1585 Broadway
New York, New York 10010-3629                                    New York, New York 10036

Wells Fargo Bank, N.A                                            Wilmington Trust Company
P.O. Box 98, Columbia, Maryland 21046,                           Rodney Square North
Attention: Corporate Trust Group (Aames 2005-2)                  1100 North Market Street,
                                                                 Wilmington, Delaware 19890

Deutsche Bank National Trust Company
1761 East Saint Andrew Place
Santa Ana, California 92705
Attention:  Trust Administration, AA0502

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